Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS 2ND QUARTER 2003 EARNINGS
OF $0.68 PER DILUTED SHARE
Income from Continuing Operations Increases 95%; Guidance Raised for 2003

LAS VEGAS, July 23, 2003 - Sierra Health Services, Inc. (NYSE:SIE) reported today that income from continuing operations for the quarter ended June 30, 2003 was $20.5 million, or $0.68 per diluted share, compared to $10.5 million or $0.34 per diluted share for the same period in 2002, an increase of 95%. For the quarter, discontinued operations had a loss of $245,000, compared to a loss of $20,000 for the same period in 2002. Net income for the quarter, after the loss from discontinued operations, was $20.3 million compared to $10.5 million for the same period in 2002. Revenues from continuing operations for the quarter were $370.2 million, compared to $317.0 million for the same period in 2002, an increase of 17%.

According to First Call, analysts had expected the company to post an average $0.53 per diluted share for the second quarter and $2.18 for the year ending 2003. Sierra now expects to earn between $2.60 and $2.70 per share for the year ending 2003, inclusive of TRICARE proposal preparation costs and exclusive of potential dilution from the senior convertible debentures.

In the second quarter, Sierra's medical care ratio improved 410 basis points to 76.3% from 80.4% for the second quarter of 2002. Sequentially, the medical care ratio improved 200 basis points from 78.3%. Days in claims payable rose by 2.1 days to 49.8 days, from 47.7 days. Sierra's medical claims payable balance rose to $103.9 million from $101.2 million at March 31, 2003. As a percentage of total revenue, general and administrative expenses improved 140 basis points to 9.1% from 10.5% for the second quarter of 2002. Sequentially, the general and administrative ratio improved 60 basis points from 9.7%.

Operating cash flow from continuing operations was $19.0 million for the second quarter of 2003. This compares to cash flow of $35.1 million for the same period in 2002. Operating cash flow from continuing operations for the six months ended June 30, 2003 was $48.2 million compared to $72.6 million for the same period in 2002, when adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS). The Company received five monthly payments from CMS in the first six months of 2003 and 2002 as the January CMS payments were received at the end of December. The Company believes that reflecting six monthly CMS payments provides a more useful measure of cash provided by operations. The cash flows for the three and six month periods ended June 30, 2002 include cash received on tax refunds of $13.1 million compared to tax payments of $10.4 million for the three and six month periods ended June 30, 2003. See the attached condensed consolidated statements of cash flows for a reconciliation of actual cash provided by operations to this proforma cash flow.

Sierra's total external debt from continuing operations was $115.4 million, compared to $77.9 million for the same period in 2002, and includes $115.0 million for the senior convertible debentures issued in March, 2003. The company has not yet drawn on its new $65.0 million credit facility.

"This was another strong quarter for Sierra," said Anthony M. Marlon, M.D., chairman, president and chief executive officer. "For the first half of this year our pricing and expense management have remained extremely disciplined, while our estimates on membership growth in our core Las Vegas market are on target. Additionally, we have realized certain gains in our investment portfolio that have contributed to our overall boost in income."

Sierra reported investment income of $5.9 million for the second quarter of 2003, compared to $4.1 million for the same period in 2002 and sequentially, a 44% increase.

Medical premium revenues increased 13% to $239.1 million from $211.4 million for the same period in 2002. Sequentially, same-store commercial membership in Nevada grew 2.7% or 5,100 lives to 194,100. The company continues to see growth in its mid-size employer group business, which represents companies with between 50-500 employees. Sequentially, Medicare membership increased 1.6% or 800 lives to 49,600. Approximately 96% of the company's Medicare members are enrolled in the Social HMO.

Military contract revenues increased 23% to $115.4 million from $93.7 million for the same period in 2002 and $104.4 million sequentially. This increase is due primarily to change orders and to expanded beneficiary eligibility, as a result of the mobilization of reservists within Region 1. Sierra Military Health Services contributed 8% to the company's operating income for the second quarter of 2003.

As previously reported on January 15, 2003, Sierra announced that it was seeking strategic alternatives for its workers' compensation subsidiary. The workers' compensation insurance operations are appropriately reclassified as discontinued operations and the subsidiary has been written down to its estimated net realizable value.

Sierra will host a conference call with analysts and investors to discuss 2nd quarter results on Thursday, July 24 at 11am, Eastern. Interested parties in the U.S. may access the call at (888)425-9978. Interested parties overseas may access the call at (630)395-0021. The passcode for both dial-in numbers is "earnings."

Sierra Health Services, Inc., based in Las Vegas, is a diversified health care services company that operates health maintenance organizations, indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve nearly 1.2 million people through health benefit plans for employers, government programs and individuals. For more information, visit the company's website at www.sierrahealth.com.

Statements in this news release that are not historical facts are forward- looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment and benefit levels; 3) unpredictable medical costs, malpractice litigation exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare and workers' compensation reserves; 6) our failure to win the competitive procurement for the North Region TRICARE Next Generation contract or obtain an extension of the Medicare Social HMO contract; and 7) the amount of actual proceeds realized upon the final disposition of the workers' compensation insurance operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

SIERRA HEALTH SERVICES, INC., AND SUBSIDIAIRES
Earnings Report
(Unaudited)

                                                               Three Months Ended          Six Months Ended
                                                                    June 30,                    June 30,
                                                            ------------------------   ------------------------
                                                               2003         2002          2003         2002
                                                                   (In thousands, except per share data)
Medical Premiums ......................................... $   239,142  $   211,408   $   474,222  $   418,052
Military Contract Revenues................................     115,431       93,740       219,844      179,194
Professional Fees.........................................       9,715        7,704        18,419       15,226
Investment and Other Revenues.............................       5,917        4,116         9,990        8,244
                                                            -----------  -----------   -----------  -----------
Total Revenues............................................     370,205      316,968       722,475      620,716
                                                            -----------  -----------   -----------  -----------
Medical Expenses..........................................     189,775      176,112       380,761      351,444
    Medical Care Ratio....................................        76.3%        80.4%         77.3%        81.1%
   (Medical Expenses/Premiums and Professional Fees)

Military Contract Expenses................................     113,347       89,862       215,143      172,216
General and Administrative Expenses.......................      33,787       33,186        68,000       65,735
                                                            -----------  -----------   -----------  -----------
Operating Income from Continuing Operations...............      33,296       17,808        58,571       31,321

Interest Expense..........................................      (1,530)      (2,045)       (3,150)      (5,103)
Other Income (Expense), Net...............................        (332)          17          (343)         163
                                                            -----------  -----------   -----------  -----------
Income from Continuing Operations Before Income Taxes.....      31,434       15,780        55,078       26,381

Provision for Income Taxes................................     (10,924)      (5,237)      (19,140)      (8,696)
                                                            -----------  -----------   -----------  -----------
Income from Continuing Operations.........................      20,510       10,543        35,938       17,685

(Loss) Income from Discontinued Operations................        (245)         (20)         (651)         219
                                                            -----------  -----------   -----------  -----------
Net Income................................................ $    20,265  $    10,523   $    35,287  $    17,904
                                                            ===========  ===========   ===========  ===========
Earnings per Common Share:
Income from Continuing Operations......................... $      0.75  $      0.37   $      1.27  $      0.63
(Loss) Income from Discontinued Operations................       (0.01)       (0.00)        (0.02)        0.01
                                                            -----------  -----------   -----------  -----------
Net Income................................................ $      0.74  $      0.37   $      1.25  $      0.64
                                                            ===========  ===========   ===========  ===========
Earnings per Common Share Assuming Dilution:
Income from Continuing Operations......................... $      0.68  $      0.34   $      1.18  $      0.58
(Loss) Income from Discontinued Operations................       (0.01)       (0.00)        (0.02)        0.01
                                                            -----------  -----------   -----------  -----------
Net Income................................................ $      0.67  $      0.34   $      1.16  $      0.59
                                                            ===========  ===========   ===========  ===========

Weighted Average Common Shares Outstanding................      27,451       28,207        28,185       28,146
Weighted Average Common Shares Outstanding
  Assuming Dilution.......................................      29,994       30,899        30,447       30,529

PERIOD END MEMBERSHIP
                                                                  At June 30,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------
HMO
   Commercial.............................................     194,100      186,000
   Medicare...............................................      49,600       46,100
   Medicaid...............................................      37,900       29,900
Managed Indemnity.........................................      25,000       28,400
Medicare Supplement.......................................      18,400       21,000
Administrative Services...................................     186,500      216,400 (a)
TRICARE Eligibles.........................................     672,200      639,200
                                                            -----------  -----------
Total Members.............................................   1,183,700    1,167,000
                                                            ===========  ===========

(a) Restated to exclude workers' compensation ASO membership.

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

                                                             June 30,    December 31,
                                                               2003         2002
                                                            -----------  -----------
CURRENT ASSETS:
     Cash and Investments................................. $   225,421  $   228,230
     Other Current Assets.................................     151,917      127,140
     Assets of Discontinued Operations....................     562,264      565,058
                                                            -----------  -----------
          Total Current Assets............................     939,602      920,428

PROPERTY AND EQUIPMENT, NET...............................      62,275       64,868
OTHER ASSETS..............................................      96,506       80,670
                                                            -----------  -----------
TOTAL ASSETS.............................................. $ 1,098,383  $ 1,065,966
                                                            ===========  ===========
CURRENT LIABILITIES:
     Medical Claims Payable............................... $   103,943  $    98,031
     Military Health Care Payable.........................      74,276       65,223
     Current Portion of Long-Term Debt....................         140          186
     Other Current Liabilities............................     118,358      134,016
     Liabilities of Discontinued Operations...............     468,772      500,720
                                                            -----------  -----------
          Total Current Liabilities.......................     765,489      798,176

LONG-TERM DEBT (Less Current Portion).....................     115,296       60,710
OTHER LIABILITIES.........................................      51,266       50,515
                                                            -----------  -----------
TOTAL LIABILITIES.........................................     932,051      909,401

STOCKHOLDERS' EQUITY:
     Common Stock.........................................         158          155
     Treasury Stock.......................................     (49,120)     (17,148)
     Additional Paid-in Capital...........................     203,267      196,238
     Accumulated Other Comprehensive Gain.................         552          381
     Retained Earnings (Accumulated Deficit)..............      11,475      (23,061)
                                                            -----------  -----------
TOTAL STOCKHOLDERS' EQUITY................................     166,332      156,565
                                                            -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................ $ 1,098,383  $ 1,065,966
                                                            ===========  ===========

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

                                                            Six Months Ended June 30,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income............................................. $    35,287  $    17,904
   Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities:
          Loss (Income) from Discontinued Operations......         651         (219)
          Depreciation and Amortization...................       7,715        9,662
          Other Adjustments...............................       2,283        1,614
      Unearned Premiums...................................     (27,876)     (26,678)
      Changes in Assets and Liabilities...................         221       43,465
                                                            -----------  -----------
             Net Cash Provided by Operating
                Activities of Continuing Operations.......      18,281       45,748
                                                            -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures, Net of Dispositions..............      (9,586)      (3,797)
   Change in Investments..................................      34,687      (29,483)
                                                            -----------  -----------
             Net Cash Provided by (Used for) Investing
                Activities of Continuing Operations.......      25,101      (33,280)
                                                            -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on Debt and Capital Leases....................     (60,460)     (29,988)
   Proceeds from Senior Convertible Debentures............     115,000           --
   Proceeds from Sale-Leaseback...........................          --        1,769
   Debt Issue Costs.......................................      (5,137)          --
   Purchase of Treasury Stock.............................     (34,267)          --
   Issuance of Stock in Connection with Stock Plans.......       4,294        3,384
                                                            -----------  -----------
           Net Cash Provided by (Used for) Financing
               Activities of Continuing Operations........      19,430      (24,835)
                                                            -----------  -----------
CASH USED FOR DISCONTINUED OPERATIONS.....................     (29,785)     (26,595)
                                                            -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      33,027      (38,962)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........      45,778      107,114
                                                            -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................ $    78,805  $    68,152
                                                            ===========  ===========

Reconciliation of Non-GAAP Financial Measures

In this press release, the Company presented "cash flow from continuing operations adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS)". This is a non-GAAP financial measure. The Company received five monthly payments from CMS in the first six months of 2003 and 2002 as the January CMS payments were received at the end of December. The Company believes that reflecting six monthly CMS payments provides a more useful measure of cash provided by operations during the six month period. The following is a reconciliation to the most directly comparable GAAP financial measure:

                                                            Six Months Ended June 30,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------

GAAP Net Cash Provided by Operating Activities
  of Continuing Operations................................ $    18,281  $    45,748
Add:  January CMS payment received in December............      29,883       26,848
                                                            -----------  -----------
Cash flow from continuing operations adjusted for
  the timing of payments from CMS......................... $    48,164  $    72,596
                                                            ===========  ===========